                                                                     EXHIBIT 4.2



THIS CONVERTIBLE NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR ANY SUCH OFFER, SALE OR TRANSFER IS MADE UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

                               CONVERTIBLE NOTE
                               ----------------

Date:  December 6, 2000                                            $10,000,000


      FOR VALUE RECEIVED, CELLPOINT INC., a corporation organized under the laws of the State of Nevada (the "CORPORATION"), hereby promises to pay to the order of CASTLE CREEK TECHNOLOGY PARTNERS, LLC or any assign registered on the books and records of the Corporation (individually, the "HOLDER," and collectively with the holders of all other notes of same like and tenor, the "HOLDERS") the sum of TEN MILLION DOLLARS ($10,000,000) on September 30, 2002 (the "SCHEDULED MATURITY DATE"), and to pay interest on the unpaid principal balance hereof for each year (or portion thereof) that this Note is outstanding in an amount equal to six percent (6.0%) per annum, compounded semi-annually. Interest shall be paid semi-annually on each June 30 and December 31 on the unpaid principal balance hereof from the date hereof (the "ISSUE DATE") until the same becomes due and payable. Any amounts on this Note which are not paid when due shall bear interest at the rate equal to the lower of fifteen percent (15%) per annum and the highest rate permitted by law from the due date thereof until the same is paid. Interest shall be calculated based on a 360-day year and shall commence accruing on the Issue Date and, to the extent not previously paid in accordance with the provisions hereof, shall be payable at such time as the outstanding principal balance hereof with respect to which such interest has accrued becomes due and payable hereunder. All payments of principal and interest (to the extent not converted in accordance with the terms hereof) shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All payments shall be made at such address as the Holder shall have given or shall hereafter give to the Corporation by written notice in accordance with the provisions of this Note.

      This Note is being issued by the Corporation pursuant to that certain Securities Purchase Agreement, dated as of the date hereof, by and between the Corporation and the Holder (the "SECURITIES PURCHASE Agreement"). Substantially the same notes (the "OTHER NOTES" and, together with this Note, the "NOTES") may be issued to permitted transferees of this Note.

                                   ARTICLE I
                                  PREPAYMENT

            1.1 PREPAYMENT AT CORPORATION'S OPTION. This Note may be prepaid in whole or in part at the option of the Corporation upon forty-five (45) days' prior written notice to the Holder (which notice shall specify the principal amount to be prepaid, the date of prepayment and the Aggregate Prepayment and shall contain a representation that the Corporation has cash on hand or available through credit facilities by the date specified for prepayment of an amount equal to the Aggregate Prepayment) (the "PREPAYMENT NOTICE") without the prior written consent of the Holder, by the Corporation's payment in cash to the Holder of an amount (the "AGGREGATE PREPAYMENT") equal to the sum of (i) the Applicable Percentage of the principal amount being prepaid plus (ii) all accrued and unpaid interest on such amount. The "APPLICABLE PERCENTAGE" shall be one hundred fifteen percent (115%) for prepayments made prior to June 5, 2001 and one hundred twenty percent (120%) for prepayments made on or after such date. This Note may be converted in accordance with Article III in whole or in part during the foregoing forty-five (45) day period and the Aggregate Prepayment shall be reduced to reflect any conversions during such period. At the time of any prepayment, the Corporation shall issue to the Holder warrants (the "PREPAYMENT WARRANTS") exercisable for five (5) years from the date of issuance in the form of the Initial Warrants to purchase a number of shares of Common Stock equal to the Prepayment Coverage Amount with an exercise price (the "PREPAYMENT WARRANT EXERCISE PRICE") equal to the Prepayment Market Price on the date of the Prepayment Notice. "PREPAYMENT MARKET PRICE" shall mean the lesser of (i) the average of the Closing Bid Prices during the period of ten (10) Trading days ending on the Trading Day immediately prior to the date of prepayment, and (ii) the Closing Bid Price on the Trading Day immediately prior to the date of prepayment. The "PREPAYMENT COVERAGE AMOUNT" shall equal five percent (5%) of the Aggregate Prepayment divided by the Prepayment Warrant Exercise Price. Notwithstanding the foregoing, the Corporation may prepay at its option only if (a) all of the Common Stock issuable upon exercise of the Prepayment Warrants is covered by a Registration Statement (as defined in the Registration Rights Agreement referenced below) that has been filed (but has not necessarily been declared effective) at the date of prepayment, (b) as of the date of the Prepayment Notice and the date of prepayment, the Common Stock (including all Common Stock issuable upon the exercise of the Warrants) is listed for trading on NASDAQ or the New York Stock Exchange, (c) as of the date of the Prepayment Notice and the date of prepayment, the Corporation has cash on hand or available through credit facilities by the date specified for prepayment of an amount equal to the Aggregate Prepayment, and (d) as of the date of the Prepayment Notice and the date of prepayment, no event has occurred which constitutes an Event of Default (as defined in Section 7.1 hereof) or which would constitute an Event of Default with notice or the passage of time or both which has not been cured or waived to the satisfaction of the Holders. If the Corporation issues a Prepayment Notice and fails to pay the Aggregate Prepayment and issue the Prepayment Warrants in full accordance with this
Section 1.1 on the date specified for
prepayment, the Corporation's right to make prepayments pursuant to this
Section 1.1 shall immediately terminate permanently.

            1.2 PREPAYMENT AT HOLDER'S OPTION UPON FAILURE TO OBTAIN STOCKHOLDER APPROVAL. The Holder shall have the right to require the Corporation to prepay the Note in whole or in part from time to time on thirty (30) days' prior written notice to the Corporation (which notice shall specify the principal amount to be prepaid and the date of repayment) for an amount equal to the sum of (i) one hundred twenty percent (120%) of the principal amount being prepaid and (ii) all accrued and unpaid interest on such portion of the principal amount, if (A) the Company's stockholders do not approve the Stockholder Matters (as defined in Section 4(k) of the Securities Purchase Agreement) at the Next Annual Meeting (as defined in Section 4(k) of the Securities Purchase Agreement) or the special meeting of stockholders, as the case may be, held in accordance with Section 4(k)(i) or (ii) of the Securities Purchase Agreement; or (B) a Trigger Event occurs at any time on or after July 31, 2002. Notwithstanding the foregoing, if a Trigger Event occurs at any time on or after August 31, 2002, the Holder shall not be required to give notice to the Company under this
Section 1.2 more than two (2) days prior to the Scheduled Maturity Date and the repayment shall be made on the business day prior to the Scheduled Maturity Date. Notwithstanding anything in this Section 1.2 to the contrary, the Holder shall not have the right to require the Corporation to prepay this Note under
Section 1.2(A) hereof, if the Corporation is not required pursuant to Section 4(k) of the Securities Purchase Agreement to submit the Stockholder Matters to the Company's stockholders for approval.

             1.3 PREPAYMENT AT HOLDERS OPTION UPON AN EVENT OF DEFAULT. Upon the occurrence of an Event of Default (as defined below) and the election by the Holder to require prepayment, this Note shall be prepaid by the Corporation in accordance with the provisions of Article VII hereof; provided, however, that notwithstanding anything herein to the contrary, but subject to the Company's compliance with Section 8.2 hereof, the Holder shall make such election in the case of an Event of Default described in Section 7.1(f), no later than the later of (a) ten (10 ) days prior to the effective date of the transaction that would constitute such Event of Default or (b) fifteen (15) days after the Holder receives notice required pursuant to Section 8.2(i) with respect to the applicable transaction.

                                  ARTICLE II
                              CERTAIN DEFINITIONS

            The following terms shall have the following meanings:

            2.1 "CLOSING BID PRICE" means, for any security as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to Holders of a majority of the aggregate principal amount represented by the then outstanding Notes ("MAJORITY HOLDERS") if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "PINK SHEETS" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

            2.2 "COMMON STOCK" means the Corporation's common stock, par value $.001 per share.

            2.3 "CONVERSION AMOUNT" means the portion of the principal amount of this Note being converted plus any accrued and unpaid interest thereon through the Conversion Date (unless the Holder elects in the Notice of Conversion to have such interest paid in cash), each as specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION").

            2.4 "CONVERSION DATE" means the date specified in the Notice of Conversion so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation at or before 5:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

            2.5 "CONVERSION PRICE" means, (i) prior to June 5, 2001, the Fixed Conversion Price; and (ii) on or after June 5, 2001, the lower of the Fixed Conversion Price and the Adjusted Conversion Price determined as of the Conversion Date. The Conversion Price shall be subject to adjustment as provided herein.

            2.6 "FIXED CONVERSION PRICE" means Twenty-five Dollars ($25.00), and shall be subject to adjustment as provided herein.

            2.7 "ADJUSTED CONVERSION PRICE" means, as of any date of determination, ninety percent (90%) of the average of the five (5) lowest Volume Weighted Average Prices during the period of twenty (20) consecutive Trading days (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such period), ending on the Trading Day immediately prior to the date of determination. The Adjusted Conversion Price shall be subject to adjustment as provided herein.

            2.8 "INITIAL WARRANTS" shall mean the warrants issued by the Corporation to the initial Holder pursuant to the Securities Purchase Agreement.

            2.9   "WARRANTS"   shall  mean  the  Initial  Warrants  and  the
Prepayment Warrants, if any.

            2.10. "VOLUME WEIGHTED AVERAGE PRICE" means as of any date the volume weighted average price for the shares of Common Stock on the NASDAQ National Market ("NASDAQ") for such date as reported by Bloomberg; provided, however, if Bloomberg is not then reporting the Volume Weighted Average Price, the Volume Weighted Average Price shall be deemed to be the Closing Bid Price for that date.

                                  ARTICLE III
                                  CONVERSION

            3.1 CONVERSION AT THE OPTION OF THE HOLDER. Subject to the limitations on conversions contained in Section 3.3 of this Article III, the Holder may, at any time and from time to time on or after the Issue Date, convert (a "CONVERSION") all or any part of the outstanding principal amount of this Note, plus all accrued interest thereon through the Conversion Date (unless the Holder elects in the Notice of Conversion to have such interest paid in cash), into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                              Conversion Amount
                             --------------------
                               Conversion Price

            3.2 MECHANICS OF CONVERSION. In order to effect a Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation and (y) surrender or cause to be surrendered this Note, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall immediately send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either this Note is delivered to the Corporation as provided above, or the Holder notifies the Corporation or the transfer agent that this Note has been lost, stolen or destroyed and delivers the documentation to the Corporation required by Section 9.8 hereof.

                  (a) DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the surrender of this Note accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the third business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after delivery of the documentation required by Section 9.8 hereof) (the "DELIVERY PERIOD"), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of the portion of this Note being converted and
(y) a new Note in the form hereof representing the balance of the principal amount hereof not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon and the Holder has provided the Company with information required by DTC relating to the DTC account of the Holder or such Holder's nominee, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, even if the aforementioned conditions to a DTC Transfer are satisified a Holder may instruct the Corporation in writing to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer. If the Holder elects to receive in cash interest on the principal amount being converted, such amount shall be paid to Holder at the time of delivery of the Common Stock in accordance with this
Section 3.2(a).

                  (b) TAXES. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of this Note (including a Mandatory Conversion).

                  (c) NO FRACTIONAL SHARES. If any conversion of this Note would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Notes shall be the next higher whole number of shares.

                  (d) CONVERSION DISPUTES. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Section 3.2(a) above.

            3.3 LIMITATIONS ON CONVERSIONS. The conversion of this Note shall be subject to the following limitations (each of which limitations shall be applied independently):

                  (a) CAP AMOUNT. Notwithstanding anything to the contrary contained herein, unless stockholder approval in accordance with Section 4(k) of the Securities Purchase Agreement has been obtained, this Note shall not be convertible to the extent that such conversion would result in the issuance of more than Two Million One Hundred Nine Thousand Seven Hundred Seventeen (2,109,717) shares of Common Stock (the "CAP AMOUNT") in the aggregate pursuant to the conversion of the Notes and the exercise of the Warrants.

                  (b) NO FIVE PERCENT HOLDERS. Notwithstanding anything to the contrary contained herein, this Note shall not be convertible by a Holder to the extent (but only to the extent) that, if convertible by such Holder, such Holder would be the beneficial owner of more than 4.99% of the shares of Common Stock. For the purposes of this paragraph, beneficial ownership and all determinations and calculations related thereto shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations. For clarification, it is expressly a term of this security that the limitations contained in this paragraph shall apply to each successor Holder. The restriction contained in this Section 3.3(b) may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Holder shall approve such alteration, amendment, deletion or change.

                                  ARTICLE IV
                     RESERVATION OF SHARES OF COMMON STOCK

          On the Issue Date, the Corporation shall reserve Two Million (2,000,000) shares of the authorized but unissued shares of Common Stock for issuance upon conversion of the Notes, and upon exercise of the Warrants and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall not be decreased and shall thereafter be increased if necessary so that at all times the Reserved Amount shall equal the sum of 200% of the number of Conversion Shares issuable upon conversion of the Notes outstanding, using the applicable Conversion Price and 100% of the Warrant Shares issuable upon the exercise of the Warrants outstanding (without regard to the limitations set forth in Section 3.3 of the Note and Section 7(g) of the Warrant). The Reserved Amount shall be allocated to the Holders of the Notes as provided in Section 9.4.

                                   ARTICLE V
                    FAILURE TO SATISFY CONVERSION DEFAULTS

            If, at any time, (1) a Holder submits a Notice of Conversion and the Corporation fails for any reason to deliver by way of DTC transfer or otherwise, on or prior to the expiration of five (5) trading days following the Delivery Period for such conversion, such number of shares of Common Stock to which such Holder is entitled upon such conversion (and free of any restrictive legend if such Holder is then entitled to unlegended shares under the Securities Purchase Agreement), or (2) the Corporation provides notice to any Holder at any time of its intention not to issue shares of Common Stock upon exercise (including by way of public announcement) to such Holder in accordance with the terms of this Note (the "CONVERSION REFUSAL DATE") or (3) after the Securities and Exchange Commission (the "SEC") has declared effective the first Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, the Corporation fails to deliver certificates representing Common Stock to the Holder free from any restrictive legend within five trading days following the request by the Holder for removal of such restrictive legend (the "REMOVAL DATE") (each of (1), (2) and (3) being a "CONVERSION DEFAULT"), then the Corporation shall pay to such Holder damages in an amount equal to the product of (x) the Damages Amount times (y) the number of Conversion Default Days times (z) 0.01, where:

            "CONVERSION DEFAULT DAYS" means the number of days beginning and including the Conversion Date or Removal Date or Conversion Refusal Date, as applicable, through and including the Cure Date with respect to such Conversion Default;

            "DAMAGES AMOUNT" means the outstanding principal amount of the Note owned by Holder immediately prior to the occurrence of the Conversion Default plus accrued and unpaid interest thereon as of the first day of the Conversion Default.

            "CURE DATE" means (i) with respect to a Conversion Default described in subclause (1) of the definition of Conversion Default above, the date the Corporation effects the conversion of the portion of the Note submitted for conversion (or such earlier date that the Holder voids the conversion as provided herein but in no event earlier than the date the Company acknowledges in writing to the holder of the existence of a default and the Company's intention to remedy such default; (ii) with respect to a Conversion Default described in subclause (2) of the definition of Conversion Default above, the date the Corporation rescinds in writing its notice or intent not to issue shares of Common Stock upon exercise and affirmatively agrees in writing to abide by the conversion terms of this Note, and (iii) with respect to a Conversion Default described in subclause (3) of the definition of Conversion Default above, the date the Company delivers certificates representing the shares of Common Stock, free from any restrictive legend to the extent required by the Securities Purchase Agreement.

      The payments to which a Holder shall be entitled pursuant to this Article 5 are referred to herein as "CONVERSION DEFAULT PAYMENTS." All Conversion Default Payments shall be paid in cash within ten (10) trading days of a Holder's demand therefore (which demand may be made at any time and from time to time). Notwithstanding the foregoing, no Conversion Default Payment shall be required if delivery of the applicable certificates is made within five (5) trading days after the end of the applicable Delivery Period. If such delivery is not made by such date, the first Conversion Default Day shall be the Conversion Date. Upon the occurrence of a Conversion Default and at all times thereafter, the Fixed Conversion Price shall be the lesser of (a) the Fixed Conversion Price applicable at the time of the Notice of Conversion which resulted in the Conversion Default and (b) the lowest applicable Adjusted Conversion Price on any Conversion Default Day.


                                  ARTICLE VI
                             INTENTIONALLY OMITTED

                                  ARTICLE VII
                               EVENTS OF DEFAULT

            7.1 EVENTS OF DEFAULT. In the event (each of the events described in clauses (a)-(i) below after expiration of the applicable cure period (if any) being an "EVENT OF DEFAULT"):

                  (a) the Corporation fails to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $500,000 due to any third party (including, without limitation, any of the Other Notes), other than payments contested by the Corporation in good faith, or otherwise is in breach or violation of any agreement for monies owed or owing in an amount in excess of $500,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder;

                  (b) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Notes) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the NYSE, the AMEX or NASDAQ for an aggregate of ten trading days in any nine month period;

                  (c) the Registration Statement referred to in Section 2(a) of the Registration Rights Agreement has not been declared effective by the 180th day following the Issue Date or such Registration Statement (or any successor registration statement on Form S-3), after being declared effective, cannot be utilized by the Holders of the Notes for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than 45 days;

                  (d) after the SEC declared effective the first Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holders of the Notes upon conversion of any of the Notes as and when required by this Note, the Securities Purchase Agreement or the Registration Rights Agreement (a "LEGEND REMOVAL FAILURE"), and any such failure continues uncured for ten trading days after the Corporation has been notified thereof in writing by the Holder;

                  (e) the Corporation provides notice (or otherwise indicates) to any Holder of the Notes, including by way of public announcement, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any Holder of the Notes upon conversion in accordance with the terms of the Notes;

                  (f) the Corporation shall be acquired or shall otherwise sell or transfer all or substantially all of its assets; or the Corporation shall be party to a merger, consolidation or similar transaction unless (i) the Corporation is the surviving entity of such transaction; and (ii) the Corporation's stockholders prior to such transaction hold the majority of the votes that are entitled to be voted in elections of directors after such transaction.

                  (g) the Corporation otherwise shall breach any material term hereunder (including, without limitation, Article IV hereof) or under the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, including, without limitation, the representations and warranties (as of the date made) and covenants contained therein and if such breach if curable, remains uncured for more than 30 days after the Corporation has been notified thereof in writing by the Holder or the Corporation fails to diligently pursue the cure of such breach at any time during such 30-day period;

                  (h) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

                  (i) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation by a third party, shall not be dismissed within 60 days of their initiation; or

                  (j) the Company shall have failed within the time period set forth in

Section 4(p) of the Securities Purchase Agreement to increase the number of authorized shares of its Common Stock as provided in Section 4(p) of the Securities Purchase Agreement.

            Upon the occurrence of any such Event of Default, at the option of each Holder, exercisable in whole or in part at any time and from time to time by delivery of a Default Notice (as defined below) to the Corporation while such Event of Default continues, the Corporation shall pay such Holder (and upon the occurrence of an Event of Default specified in clauses (h) and (i) this Section 7.1, the Corporation shall be required to pay the Holders), in satisfaction of its obligation to pay the outstanding principal amount of the Notes and accrued and unpaid interest thereon, an amount equal to the Default Amount and such Default Amount shall immediately become due and payable, all without demand, presentment or notice, all of which are hereby expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity for the avoidance of doubt, the occurrence of any event described in clauses (e), (h) or (i) above shall immediately constitute an Event of Default and there shall be no cure period.

            Following the submission of a Default Notice, the Holder of this Note shall have the right to continue to submit Notices of Conversion and to convert this Note until such time (if any) as the Corporation pays to the Holder the Default Amount. To the extent a Note is converted after the submission of a Default Notice, the Default Amount applicable to the amount of the Note so converted shall be extinguished.

            Upon the occurrence of an Event of Default or the Corporation's receipt of any Default Notice hereunder, the Corporation shall immediately (and in any event within one trading day following such receipt) deliver a written notice (a "DEFAULT ANNOUNCEMENT") to all Holders of the Notes stating the details of the Event of Default and, if applicable, the date upon which the Corporation received such Default Notice and the amount of the Notes covered thereby. At any time and from time to time, each Holder of the Notes may request (either orally or in writing) information from the Corporation with respect to the instant Event of Default (including, but not limited to, the aggregate principal amount outstanding of Notes covered by Default Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting Holder. In the event the Corporation is not able to repay all of the outstanding Notes within five trading days after its receipt of a notice requiring such payment (a "DEFAULT NOTICE") the Corporation shall repay the outstanding Notes to each Holder pro rata, based on the total amounts due under the Notes at the time of repayment included by such Holder in all Default Notices delivered prior to the date upon which such repayment is to be effected relative to the total amounts due under all Notes at the time of repayment included in all of the Default Notices delivered prior to the date upon which such repayment is to be effected; PROVIDED, HOWEVER, the foregoing shall not constitute a waiver by any Holder of its rights to payment in full of the total Default Amount due under each such Holder's Notes.

            7.2 DEFINITION OF DEFAULT AMOUNT. The "Default Amount" with respect to a Note means an amount equal to the greater of:

                  (i)            V                    X     M
                        --------------------
                               C P

            and   (ii)  V   X   120%

where:

      "V" means the aggregate principal amount of the Notes being paid plus all accrued and unpaid interest thereon through the payment date;

      "CP" means the Conversion Price in effect on the date on which the Corporation receives the Default Notice; and

      "M" means the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Default Notice and ending on the date immediately preceding the trading day of payment of the Default Amount.

                                ARTICLE VIII
                      ADJUSTMENTS TO THE CONVERSION PRICE

      The Conversion Price shall be subject to adjustment from time to time as follows:

            8.1 STOCK SPLITS, STOCK DIVIDENDS, ETC. If, at any time on or after the Issue Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

            8.2 ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If, at any time after the Issue Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation, merger or acquisition of the Corporation with or by any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Corporate Change"), then the Holders of the Notes shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion

(without giving effect to the limitations contained in Section 3.3) had such Corporate Change not taken place, and in any such case, the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between such Conversion Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each Holder of the Notes has received written notice of such transaction at least 30 days prior thereto, but in no event later than 20 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonably satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) the obligations of the Notes. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the Notes outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

            8.3 ADJUSTMENT DUE TO DISTRIBUTION. If, at any time after the Issue Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the Holders of the Notes shall be entitled, upon any conversion of the Notes after the date of record for determining stockholders entitled to such Distribution (or at maturity to the extent that the Notes have not then been converted in full) to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Section 3.3) had such Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution. If the Distribution involves rights, warrants, options or any other form of convertible securities and the right to exercise or convert such securities would expire in accordance with its terms prior to the conversion of this Note, then the terms of such securities shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the Holder of the Notes receive such securities pursuant to the conversion hereof.

            8.4 ISSUANCE OF OTHER SECURITIES. If, at any time after the Issue Date, the Corporation shall issue any securities, adjustments in the Fixed Conversion Price shall be made as follows:

                  (a) ADJUSTMENT OF FIXED CONVERSION PRICE. If the Corporation issues or sells, or in accordance with Section 8.4(b) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Market Price on the Measurement Date (as such terms are hereinafter defined) (a "Dilutive Issuance"), then effective immediately upon the Dilutive Issuance, the Fixed Conversion Price will be adjusted in accordance with the following formula:

            C'   =   C    x           O + P/M
                                ---------------------
                                       CSDO

            where:

            C'    =     the adjusted Fixed Conversion Price;
            C     =     the Fixed Conversion Price on the Measurement Date;
            M     =     the Market Price on the Measurement Date;
            O     =     the number of shares of Common Stock outstanding
                        immediately prior to the Dilutive Issuance;
            P     =     the aggregate consideration, calculated as set forth in
                        Section 8.4(b) hereof, received by the Corporation upon
                        such Dilutive Issuance; and
            CSDO  =     the total number of shares of Common Stock Deemed
                        Outstanding (as defined below) immediately after the Dilutive Issuance.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this
Section 8.4(a) if such adjustment would result in an increase in the Fixed Conversion Price.

            (b) EFFECT ON FIXED CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Fixed Conversion Price under Section 8.4(a) hereof, the following will be applicable:

                   (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities exercisable, convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "OPTIONS") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Market Price in effect on the Measurement Date ("BELOW MARKET OPTIONS"), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Market Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Market Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Below Market Options" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Below Market Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Below Market Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Market Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Market Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Market Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Market Options. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Below Market Options or upon exercise, conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such option or to exercise, convert or exchange such Convertible Securities shall have expired or terminated, the Conversion Price then in effect will be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Below Market Options or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

                  (ii)  ISSUANCE OF CONVERTIBLE SECURITIES.

                        (A) If the Corporation in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (as determined pursuant to Section 8.4(b)(ii)(B) if applicable) is less than the Market Price in effect on the Measurement Date, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities (taking into account the value of any warrants or other securities issued to the purchasers of such Convertible Securities), plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Convertible Securities.

                        (B) If the Corporation in any manner issues or sells any Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a "VARIABLE RATE CONVERTIBLE SECURITY"), then the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" for purposes of the calculation contemplated by Section 8.4(b)(ii)(A) shall be deemed to be the price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Convertible Security have been satisfied) if the Market Price on the Measurement Date is assumed for purposes of this calculation to be 80% of the Market Price on such date (the

"ASSUMED VARIABLE MARKET PRICE"). Further, if the Market Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Section 8.4 with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been 80% of the Market Price existing at the time of the adjustment required by this sentence.

                  (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If there is a change at any time in (i) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Fixed Conversion Price in effect at the time of such change will be readjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                  (iv) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Note will be the amount received by the Corporation therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Corporation in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including, in the case of a strategic or similar arrangement in which the other entity will provide services to the Corporation, purchase services from the Corporation or otherwise provide intangible consideration to the Corporation, the amount of the consideration other than cash received by the Corporation (including the net present value of the contribution expected by the Corporation for the provided or purchased services) will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The Corporation shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; PROVIDED, HOWEVER, that if the Holder does not agree to such fair market value calculation within three trading days after receipt thereof from the Corporation, then such fair market value will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Corporation and reasonably acceptable to the Holder hereof, with the costs of such appraisal to be borne by the Corporation.

                  (v) EXCEPTIONS TO ADJUSTMENT OF CONVERSION PRICE. No adjustment to the Fixed Conversion Price will be made (i) upon the exercise of any Options or Convertible Securities issued and outstanding on the Issue Date and set forth on Schedule 3(d) of the Securities Purchase Agreement in accordance with the terms of such securities as of such date; (ii) upon the grant or exercise of any stock, warrants or options which may hereafter be granted or exercised under any employee benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved in accordance with the terms of such employee benefit plan; (iii) upon the issuance of any Notes and Initial Warrants in accordance with the terms of the Securities Purchase Agreement; (iv) upon the issuance of the Prepayment Warrants in accordance with the terms of the Notes;
(v) upon conversion of the Notes or exercise of the Warrants; or (vi) upon the issuance of Common Stock pursuant to an underwritten public offering; or (vii) upon the issuance of securities to a strategic investor (the "STRATEGIC INVESTOR"), provided, that, in the case of subclause (vii), such sale satisfies each of the following conditions: (A) the sale of such securities was approved by the non-employee members of the Board of Directors of the Corporation and, in the good faith reasonable business judgment of the non-employee members of the Board of Directors of the Corporation, such sale of the Corporation's securities to the Strategic Investor will further the operational business interests of the Corporation; and (B) the primary purpose of such sale is other than a financing arrangement.

            (c)   CERTAIN DEFINITIONS.

                  (i) "COMMON STOCK DEEMED OUTSTANDING" shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Corporation), plus (A) in the case of any adjustment required by Section 8.4(a) resulting from the issuance of any Options, the maximum total number of shares of Common Stock issuable upon the exercise of the Options for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities issuable upon the exercise of such Options), and (B) in the case of any adjustment required by Section 8.4(a) resulting from the issuance of any Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

                  (ii) "MARKET PRICE," as of any date, (A) means the average of the closing bid prices for the shares of Common Stock as reported on the NASDAQ National Market ("NASDAQ") by Bloomberg for the five consecutive trading days immediately preceding such date, or (B) if NASDAQ is not the principal trading market for the shares of Common Stock, the average of the last reported bid prices as reported by Bloomberg on the principal trading market for the Common Stock during the same period, or, if there is no bid price for such period, the last reported sales price as reported by Bloomberg for such period, or (C) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Holder, with the costs of the appraisal to be borne by the Corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

                  (iii) "COMMON STOCK," for purposes of this Section 8.4, includes the Common Stock and any additional class of stock of the Corporation having no preference as to dividends or distributions on liquidation, provided that the shares issuable pursuant to this Note shall include only Common Stock in respect of which this Note is convertible, or shares resulting om any subdivision or combination of such Common Stock, or in the case of any Corporate Change referred to in Section 8.2 hereof, the stock or other securities or property provided for therein.

                  (iv) "MEASUREMENT DATE" means (A) for purposes of any private offering of securities under Section 4(2) of the Securities Act of 1933, as amended, the date that the Corporation enters into legally binding definitive agreements for the issuance and sale of such securities and (B) for purposes of any other issuance of securities, the date of issuance thereof.

            8.5 PURCHASE RIGHTS. If, at any time after the Issue Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the Holders of the Notes will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Notes (without giving effect to the limitations contained in Section 3.3) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

            8.6 CONVERSION PRICE DURING MAJOR ANNOUNCEMENTS. In the event the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Corporation or
(ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (or any other takeover scheme) (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Major Announcement Termination Date (as defined below), be equal, for each such date, to the lower of (x) the Conversion Price which would have been applicable for a conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Major Announcement Termination Date, the Conversion Price shall be determined without reference to this Section 8.6. "MAJOR ANNOUNCEMENT TERMINATION DATE" shall mean, with respect to any proposed transaction or tender offer (or takeover scheme) for which a public announcement as contemplated by this Section 8.6 has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group of entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer (or takeover scheme) which caused this Section 8.6 to become operative.

            8.7 NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Fixed Conversion Price pursuant to this Article VIII, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of the Notes a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of DSN:104199.3 ny Holder of the Notes, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Fixed Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of any Note.

            8.8 OTHER ACTION AFFECTING FIXED CONVERSION PRICE. If the Corporation takes any action affecting the Common Stock after the date hereof that would be covered by this Article VIII, but for the manner in which such action is taken or structured, which would in any way diminish the value of this Note, then the Fixed Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

                                 ARTICLE IX
                                 MISCELLANEOUS

            9.1 FAILURE OR DELAY NOT WAIVER. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

            9.2 NOTICES. Any notices required or permitted to be given under the terms of this Note shall be delivered personally or by courier or sent by confirmed telecopy, and shall be effective upon receipt or refusal of receipt, if delivered personally or by courier or confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

                  If to the Corporation:

                  CellPoint Inc.
                  3000 Hillswood Drive
                  Hillswood Business Part
                  Chertsey,
                  Surrey KT 16 ORS
                  Attention:    Lynn Duplessis
                  Telecopy: 44 1 344 623 090

                  with a copy to:

                  Salans Hertzfeld Heilbronn Christy & Viener

                  620 Fifth Avenue
                  New York, New York 10020
                  Attention:  Steven R. Berger, Esq.
                  Telecopy:   212-632-5555

      If to the Holder, to the address set forth under such Holder's name on the signature page to the Securities Purchase Agreement executed by such Holder. Each party shall provide notice to the other parties of any change in address.

            9.3 AMENDMENT PROVISION. This Note and any provision hereof may only be amended by an instrument in writing signed by the Corporation and all of the Holders. The term "NOTE" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

            9.4 ASSIGNABILITY; ALLOCATION OF CAP AMOUNT RESERVED AMOUNT; SELLING RESTRICTIONS. This Note shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. This Note may not be transferred without the Corporation's prior written consent, which consent shall not be unreasonably withheld. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the Holders of the Notes based on the aggregate principal amount of Notes issued to each Holder. In the event a Holder shall sell or otherwise transfer any of such Holder's Notes, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Each increase to the Reserved Amount shall be allocated pro rata among the Holders of Notes based on the outstanding principal amount of Notes held by each Holder at the time of the increase in the Reserved Amount. Any portion of the Reserved Amount or Cap Amount which remains allocated to any person or entity which does not hold any Notes shall be allocated to the remaining Holders of Notes, pro rata based on the outstanding principal amount of Notes then held by such Holders.

            9.5 COST OF COLLECTION. If default is made in the payment of this Note, the Corporation shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

            9.6 GOVERNING LAW; JURISDICTION. This Note shall be governed by and construed in accordance with the laws of the State of New York. The Corporation and the Holder irrevocably consent to the jurisdiction of the United States federal courts and the state courts located in the State of New York in any suit or proceeding based on or arising under this Note and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Corporation and the Holder irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Corporation further agrees that service of process upon the Corporation mailed by first class mail shall be deemed in every respect effective service of process upon the Corporation in any such suit or proceeding. The Holder further agrees that service of process upon the Holder mailed by first class mail shall be deemed in every respect effective service of process upon the Holder in any such suit or proceeding. Nothing herein shall affect the right of the Corporation or any Holder to serve process in any other manner permitted by law. The Corporation and the Holder agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

            9.7 DENOMINATIONS. At the request of Holder, upon surrender of this Note, the Corporation shall promptly issue new Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $25,000 as Holder shall request.

            9.8 LOST OR STOLEN NOTES. Upon receipt by the Corporation from a Holder of (i) evidence of the loss, theft, destruction or mutilation of any Note and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of any Note, the Corporation shall execute and deliver a new Note of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen
Note if the Holder contemporaneously requests the Corporation to convert such Note.

            9.9   [INTENTIONALLY OMITTED.]

            9.10  [Intentionally Omitted.]

            9.11 RESTRICTIONS ON SHARES. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) they first shall have been registered under the Securities Act and applicable state securities laws, (ii) the Corporation shall have been furnished with an opinion of legal counsel (in form, substance and scope customary for opinions in such circumstances) to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (iii) they are sold under Rule 144 under the Act. Except as otherwise provided in the Securities Purchase Agreement, each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so registered and that have not been sold under an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Upon the request of a holder of a certificate representing any shares of Common Stock issuable upon conversion of this Note, the Corporation shall remove the foregoing legend from the certificate and issue to such holder a new certificate therefor free of any transfer legend, if (i) with such request, the Corporation shall have received either (A) an opinion of counsel, in form, substance and scope customary for opinions in such circumstances, to the effect that any such legend may be removed from such certificate, or (B) satisfactory representations from the Holder that the Holder is eligible to sell such security under Rule 144 or (ii) a registration statement under the Securities Act covering the resale of such securities is in effect. Nothing in this Note shall (i) limit the Corporation's obligation under the Registration Rights Agreement, or (ii) affect in any way the Holder's obligations to comply with applicable securities laws upon the resale of the securities referred to herein.

            9.12 STATUS AS NOTE HOLDER. Upon submission of a Notice of Conversion by a Holder of the Notes, (i) the principal amount of the Notes and the interest thereon covered thereby (other than any portion of the Notes, if any, which cannot be converted because their conversion could exceed such Holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock as of the Conversion Date and (ii) the Holder's rights as a holder of such Notes shall cease and terminate (but only with respect to that portion of the Notes covered by such Notice of Conversion), excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of the Notes. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the fifth trading day after the expiration of the Delivery Period with respect to a conversion of Notes for any reason, then, if the Holder so elects by so notifying the Corporation within five trading days after the expiration of such five trading day period, the conversions shall be void and the portion of the principal amount and interest thereon subject to such conversion shall be deemed outstanding under the Notes and the Corporation shall, as soon as practicable, return the Notes to the Holder. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive payments pursuant to Article V to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article V) for the Corporation's failure to convert the Notes.

            9.13 OBLIGATION TO CURE. If the Corporation is prohibited from issuing shares of Common Stock to a Holder for any reason (other than pursuant to Section 3.3), the Corporation shall immediately notify the Holders of Notes of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its stockholders) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock.

            9.14 REMEDIES CUMULATIVE. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Note. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Notes and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the Holders of the Notes shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

            9.15 TRADING DAYS. For purposes of this Note, the term "TRADING DAY" means any day on which NASDAQ or, if the Common Stock is not then traded on NASDAQ, the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

            9.16 BUSINESS DAY. If any payment or notice is due on a day that is not a business day (as defined) such payment or notice shall be made on the next succeeding business day. For purposes of this Note, the term "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the Corporation has caused this Convertible Note to be executed by its duly authorized officer.


                              CELLPOINT INC.


                              By:    /s/  Lynn Duplessis
                                    -------------------------------------
                                    Name: Lynn Duplessis
                                    Title:   Executive Vice President

                                                                       EXHIBIT 1
                                                                       ---------

                             NOTICE OF CONVERSION

To:   CellPoint Inc.

      ------------------------------

      ------------------------------
      Attention:
                --------------------
      Telecopy:
                --------------------

The undersigned hereby elects to convert $____________ principal amount of the Note (the "CONVERSION"), into shares of common stock ("COMMON STOCK") of CellPoint Inc. (the "CORPORATION") according to the conditions of the Convertible Note dated ____________, 2000 (the "NOTE"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is ________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").

In the event of partial exercise, please reissue an appropriate Note(s) for the principal balance which shall not have been converted.

Check Box if Applicable:
/ / In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned or its nominee (if applicable) physical certificates representing such shares of Common Stock.

                        Date of Conversion:
                                           -------------------------------------
                        Applicable Conversion Price:
                                                    ----------------------------

                        Amount of Accrued and Unpaid Interest on the Principal Amount ("Unpaid Interest") to be converted, if any:
                               -------------------------------------------------
                        Amount of Unpaid Interest to be paid in cash, if any:
                        Default Amount to be converted, if any:
                                                               -----------------

                        Number of Shares of
                        Common Stock to be Issued:
                                                  ------------------------------

                        Signature:
                                  ----------------------------------------------

                        Name:
                             ---------------------------------------------------

                        Address:
                                ------------------------------------------------